Exhibit 99.1

Associated Bank announces David Stein retirement

Stein will transition to executive vice president, strategic advisor and Madison market president through the end of 2025

GREEN BAY, Wis., May 8, 2025 – Associated Banc-Corp (NYSE: ASB) (“Associated”) today announced David Stein’s retirement after more than 20 years with the company. Effective July 1, Stein will step down as executive vice president, head of consumer and business banking and transition to executive vice president, strategic advisor, assisting with development of the bank’s strategic plan. He will also continue to serve as Madison market president through the end of 2025.

“Dave’s leadership has been critical in positioning Associated as a leader in consumer and business banking,” said Andrew J Harmening, president and CEO, Associated Bank. “His disciplined focus, customer-centric strategies, and commitment to operational rigor have significantly advanced our business and culture, and I’m confident his contributions to the next phase of our strategic plan will build on that foundation.”
David Stein

Stein joined Associated Bank in 2005 as regional president for the company's former South-Central Region, leading all the bank’s businesses in Madison and southwestern Wisconsin. Under his leadership, the bank has built up its branch network and mortgage business, introduced a suite of digital products, and increased customer satisfaction scores. Associated has completed phase two of its strategic plan and Stein will help lead the development of the next phase before fully retiring at the end of 2025.

“It’s been my honor to lead consumer and business banking over the past 17 years and I’m incredibly proud of all we have accomplished together,” said Stein. “I’m excited to play a role in shaping the next strategic plan as we position the bank for continued growth and success.”

Steven Zandpour will transition into head of consumer and business banking, effective July 1, 2025. Zandpour joined Associated Bank in January 2024 as executive vice president, director of retail banking and was promoted to deputy head Consumer and Business Banking in January 2025.

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NYSE: ASB) has total assets of $43 billion and is the largest bank holding company based in Wisconsin. Headquartered in Green Bay, Wisconsin, Associated is a leading Midwest banking franchise, offering a full range of financial products and services from nearly 200 banking locations serving more than 100 communities throughout Wisconsin, Illinois, Minnesota and Missouri. The company also operates loan production offices in Indiana, Kansas, Michigan, New York, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.